Exhibit 99.1

For Immediate Release:

RENT-A-CENTER, INC.

DECLARES CASH DIVIDEND

FOR THE FIRST QUARTER OF 2012

Plano, Texas, December 15, 2011 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII), the nation’s largest rent-to-own operator, today announced that its Board of Directors has declared a $0.16 per share cash dividend for the first quarter of 2012 to be paid to the Company’s common stockholders. The dividend will be paid on January 25, 2012, to common stockholders of record as of the close of business on January 4, 2012.

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Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,000 company-owned stores nationwide and in Canada, Mexico and Puerto Rico and approximately 720 RAC Acceptance locations within traditional retailers in the United States. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 210 rent-to-own stores operating under the trade name of “ColorTyme.”

Contact for Rent-A-Center, Inc.:

David E. Carpenter

Vice President of Investor Relations

(972) 801-1214

david.carpenter@rentacenter.com